NEWS RELEASE For Release on February 7, 2008 4:00 PM (ET) (925) 328-4656	Contact: Pat Lawlor	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Third Quarter FY 2008 Results

San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit of $31,000 or $0.01 per fully diluted share for the three months ended December 29, 2007. This compares with a net profit of $58,000 or $0.01 per fully diluted share for the same period a year ago. Net sales decreased 11% to $4,953,000 in the third quarter of fiscal 2008 versus $5,564,000 in the third quarter of fiscal 2007. Operating expenses decreased 17% or $404,000 in the third quarter of fiscal 2008 over fiscal 2007 primarily due to restructuring efforts that occured in fiscal 2007 and in the first quarter of fiscal 2008.

Net profit for the nine months ended December 29, 2007 was $311,000 or $0.06 per fully diluted share compared with a net loss of ($1,372,000) or ($0.29) per fully diluted share for the same period last year. The net profit in the nine month period ended December 29, 2007 is the result of an 11% increase in net sales to $14,232,000 versus $12,884,000 for the same period a year ago along with a decrease in operating expenses of 17% or $1,148,000 for the first nine months of fiscal 2008 over fiscal 2007. The reduction in operating expenses was primarily due to the restructuring efforts in fiscal 2007 and in the first quarter of fiscal 2008. Included in the $311,000 net profit for the nine month period ended December 29, 2007 was a one time restructuring charge of $80,000 or $0.02 per fully diluted share in severance costs.

Orders booked for the third quarter of fiscal 2008 increased 32% to $4,905,000 from $3,714,000 for the third quarter of fiscal 2007. Book to bill ratio is 0.99 versus 0.67 for the same period a year ago. Orders for the nine months ended December 29, 2007 increased 9% to $13,636,000 as compared to $12,459,000 for the same period a year ago.

Backlog at quarter end was $7.8 million (approximately $4.5 million is shippable within one year) as compared to $9.9 million (approximately $6.4 million shippable within one year) at third quarter end of the prior year.

Cash and cash equivalents were $1,840,000 at December 29, 2007 compared to $1,617,000 as of September 29, 2007.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (866) 463-5401, and enter Access Code 444238#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of February 7, 2008 only.

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.

This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)	December 29, 2007	March 31, 2007
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,840	$1,804
Trade accounts receivable, net	3,237	2,750
Inventories	5,253	5,841
Prepaid expenses	284	360

Total current assets	10,614	10,755
Property and equipment, net	348	324
Other assets	31	82

Total assets	$10,993	$11,161

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$886	$1,106
Accrued commissions	197	192
Accrued payroll and benefits	636	666
Accrued warranty	172	207
Customer advances	609	681
Other current liabilities	450	623

Total current liabilities	2,950	3,475
Deferred rent	182	293

Total liabilities	3,132	3,768

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares issued and
outstanding at December 29, 2007 and March 31, 2007	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,814,021 shares at
December 29, 2007 and 4,809,021 shares at
March 31, 2007 issued and outstanding	13,322	13,165
Accumulated deficit	(5,461)	(5,772)

Total shareholders’ equity	7,861	7,393

Total liabilities and shareholders’ equity	$10,993	$11,161

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
		Three Months Ended		Nine Months Ended
(In thousands except per share data)	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
(Unaudited)
Net sales	$4,953	$5,564	$14,232	12,884
Cost of sales	2,904	3,170	8,158	7,434

Gross profit	2,049	2,394	6,074	5,450

Engineering	520	949	1,620	2,848
Selling, general and administrative	1,454	1,429	4,094	4,094
Restructuring	—	—	80	—

Operating expenses	1,974	2,378	5,794	6,942

Operating income (loss)	75	16	280	(1,492)
Other expense	30	—	30	—
Interest income, net	6	25	29	91

Income (loss) from continuing operations before income taxes	51	41	279	(1,401)
Provision for income taxes	—	—	2	1

Income (loss) from continuing operations	51	41	277	(1,402)
(Loss) income on discontinued operations, net of income taxes	(20)	17	34	30

Net income (loss)	$31	$58	$311	$(1,372)

Basic earnings (loss) per share:
From continuing operations	$0.01	$0.01	$0.05	$(0.29)
On discontinued operations	(0.00)	0.00	0.01	0.00

Basic earnings (loss) per share	$0.01	$0.01	$0.06	$(0.29)

Diluted earnings (loss) per share:
From continuing operations	$0.01	$0.01	$0.05	$(0.29)
On discontinued operations	(0.00)	0.00	0.01	0.00

Diluted earnings (loss) per share	$0.01	$0.01	$0.06	$(0.29)

Shares used in per share calculation:
Basic	4,814	4,809	4,811	4,809
Diluted	4,913	4,884	4,884	4,809